Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2018, with respect to the consolidated financial statements of NorthStar Real Estate Income Trust, Inc. included in the Current Report on Form 8-K of Colony Credit Real Estate, Inc. filed on October 11, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

October 11, 2019